                                                                     Exhibit 2.2
                                                                     -----------


                                ESCROW AGREEMENT
                                ----------------

     This Escrow Agreement is entered into as of _________, 1999, by and among Open Market, Inc., a Delaware corporation (the "Buyer"), Jarrett Collins (the "Indemnification Representative") and State Street Bank and Trust Company (the "Escrow Agent").

     WHEREAS, the Buyer and FutureTense, Inc., a Delaware corporation (the "Company"), have entered into an Agreement and Plan of Merger dated July 14, 1999 (the "Merger Agreement"), by and among the Company, the Buyer and a subsidiary of the Buyer, pursuant to which such subsidiary will be merged (the "Merger") into the Company which, as the surviving corporation (the "Surviving Corporation"), will become a wholly-owned subsidiary of the Buyer;

     WHEREAS, the Merger Agreement provides that an escrow account will be established to secure the indemnification obligations of the stockholders of the Company receiving consideration pursuant to Section 1.5 of the Merger Agreement (collectively, the "Indemnifying Stockholders") to the Buyer; and

     WHEREAS, the parties hereto desire to establish the terms and conditions pursuant to which such escrow account will be established and maintained;

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1.  Consent of Company Stockholders.  The Indemnifying Stockholders have,
         -------------------------------
either by virtue of their approval of the Merger Agreement or through the execution of an instrument to such effect, consented to: (a) the establishment of this escrow to secure the Indemnifying Stockholders' indemnification obligations under Article VI of the Merger Agreement in the manner set forth herein, (b) the appointment of the Indemnification Representative as their representative for purposes of this Agreement and as attorney-in-fact and agent for and on behalf of each Indemnifying Stockholder, and the taking by the Indemnification Representative of any and all actions and the making of any decisions required or permitted to be taken or made by them under this Agreement, and (c) all of the other terms, conditions and limitations in this Agreement.

     2.  Escrow and Indemnification.
         --------------------------

          (a) Escrow of Shares.  Simultaneously with the execution of this
              ----------------
Agreement, the Buyer shall deposit with the Escrow Agent a certificate for _____ shares of common stock of the Buyer, as determined pursuant to Section 1.5 of the Merger Agreement, issued in the name of the Escrow Agent or its nominee. Upon receipt thereof, the Escrow Agent shall provide written acknowledgement to the Buyer and the Indemnification Representative of the Escrow Agent's receipt of such stock certificate. The Buyer may from time to time deposit with the Escrow Agent additional shares of common stock of the Buyer pursuant to the final sentence of
Section 1.6(a) of the Merger Agreement (the "Additional Shares"). The shares deposited with the Escrow Agent pursuant to the first sentence of this Section 2(a), together with any Additional Shares, are referred to herein as the "Escrow Shares." The Escrow Shares, together with any cash proceeds received from the sale of any Escrow Shares pursuant to Section 2(b) and held in the escrow account established hereby, including any investment earnings received from the investment thereof and held hereunder pursuant to Section 2(b) hereof, are collectively referred to as the "Escrow Property." The Escrow Property shall be held as an escrow fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent agrees to hold the Escrow Property in an escrow account (the "Escrow Account"), subject to the terms and conditions of this Agreement.

     In the event the Buyer deposits any Additional Shares with the Escrow
Agent: (i) the Buyer shall accompany the deposit with written notice to the Escrow Agent identifying such shares as for deposit hereunder, and making specific reference to this Agreement, (ii) the Buyer shall accompany such deposit with an amended Attachment A (as contemplated by Section 3(c)) or written notice stating that no amendment of Attachment A is required pursuant to
Section 3(c) in connection with such deposit and (iii) the stock certificate representing such shares shall be issued in the name of the Escrow Agent or its nominee. The Escrow Agent shall be entitled to rely conclusively upon any such notice, and until it receives any such notice, the Escrow Agent shall be entitled to rely conclusively on Attachment A. The Escrow Agent shall be under no obligation to examine any stock certificate delivered to it hereunder, and shall have no liability for the genuineness, validity, marketability or sufficiency thereof.

          (b)  Additional Property Subject to Escrow.
               -------------------------------------

               (i) Any securities distributed in respect of or in exchange for any of the Escrow Shares, whether by way of stock dividends, stock splits or otherwise, shall be issued in the name of the Escrow Agent or its nominee, and shall be delivered to the Escrow Agent, who shall hold such securities in the Escrow Account. Such securities shall be considered Escrow Shares for purposes hereof. Any cash dividends or property (other than securities) distributed in respect of the Escrow Shares shall promptly be distributed by the Escrow Agent to the Indemnifying Stockholders in accordance with their percentage interest of the Escrow Shares as set forth opposite such holder's name on Attachment A hereto, as such percentage
                                    ------------
     interest set forth on Attachment A may be amended from time to time pursuant to Section 3(c) (as so amended from time to time, the "Percentage Interest"), and in each case to his or her notice address as provided in
     Section 10 hereof.

               (ii) At any time beginning on the date that is thirty days after the date on which the post-closing results of combined operations of Buyer and the Company have been published (such thirtieth day, the "Permitted Sale Date"), and subject to any restrictions on resale arising under federal or state securities laws, the Indemnification Representative may effect a sale of any or all Escrow Shares by written direction given to the Escrow Agent provided that: (A) the Indemnification Representative shall certify to the Escrow Agent that the Permitted Sale Date has passed, (B) the Indemnification Representative shall certify to the Escrow Agent that the written directions given by it to the Escrow Agent (pursuant to Section 2(b)(iv) below) shall effectuate a sale, (C) the written directions given to the Escrow Agent by the Indemnification Representative shall be subject to Section 2(b)(v) below, and (D) the net proceeds of such sale of Escrow Shares shall be paid to the Escrow Agent and deposited into the Escrow Account and become part of the Escrow Property. All related transaction charges and out-of-pocket expenses (or a reasonably estimated allocable portion thereof) directly associated with a sale of Escrow Shares shall be paid from the proceeds of the sale. The Indemnification Representative may direct the sales of Escrow Shares pursuant to this Section 2(b)(ii) at any time or times after the Permitted Sale Date.

               (iii) Net proceeds of the sale of any Escrow Shares deposited into the Escrow Account pursuant to Section 2(b)(i) shall be invested in the Escrow Agent's insured money market account. The interest earnings received (and any losses incurred) from such investment shall be deposited in the Escrow Account and shall become part of the Escrow Property (and shall be reinvested pursuant to the terms of this paragraph).

               (iv) Any sale direction given by the Indemnification Representative pursuant to Section 2(b)(ii) above shall: (A) specify the number of Escrow Shares to be sold, (B) identify the brokerage firm the Indemnification Representative requests the Escrow Agent to use (or shall instruct the Escrow Agent to use its affiliated brokerage service), and (C) set forth all necessary instructions (including stop loss or minimum price per share instructions) as necessary to satisfy the required net proceeds per share requirements set forth in clause (B) of Section 2(b)(ii) above, together with any other instruction as the Escrow Agent reasonably may require in order to carry out the sale. The Escrow Agent shall be entitled to rely conclusively, in good faith, upon such direction and shall be under no obligation to evaluate or exercise any judgment with respect to any such instruction received from the Indemnification Representative.

               (v) The Escrow Agent shall have no responsibility in connection with a sale other than to make delivery of the Escrow Shares to the brokerage firm, to make delivery of related instruction to the brokerage firm in accordance with the instructions received from the Indemnification Representative and to deposit into the Escrow Account the net sale proceeds received from the sale. The Escrow Agent shall have no liability for any actions or omissions of any such brokerage firm, and shall have no liability for the price or execution achieved. Without limiting the foregoing, the Indemnification Representative (for itself and on behalf of the Indemnifying Stockholders), acknowledges that (A) the Escrow Shares may need to be sent to a transfer agent to be reissued in saleable form, (B) the Escrow Shares may contain or be subject to transfer restrictions that may limit their marketability and impose restrictions upon the number or types of purchasers to whom they can be offered or sold, (C) the Escrow Agent shall have no liability for any failure or delay (or any price change during any such delay) on the part of the Indemnification Representative or any transfer agent, or caused by any necessary registration or delivery procedures, or compliance with any applicable transfer restrictions, in connection with the transfer of such Escrow Shares, and (D) the Escrow Agent shall have no liability if the actual net proceeds received per share are less than the Value.

               (vi) In any agreement entered into by the Escrow Agent with any brokerage firm (which may be affiliated with the Escrow Agent, as selected by the Escrow Agent without liability on its part, taking into consideration the brokerage firm requested by the Indemnification Representative as provided above), pursuant to Sections 2(b)(iv) and (v), the Escrow Agent shall be entitled to enter into such agreement on terms providing that the brokerage firm shall use its "best efforts" to effect a sale. The Escrow Agent shall be indemnified by the Indemnifying Stockholders hereunder for any costs, expenses and risks associated therewith or arising thereunder (other than resulting from its own gross negligence or willful misconduct).

               (vii) In addition to any applicable fees set forth on the fee schedule attached hereto as Attachment B, the net sale proceeds of any sale
                                 ------------
     of Escrow Shares received by the Escrow Agent shall be subject to a $500.00 (per sale order) fee for the proration of the net sales price, individual 1099-B reporting and related administration (the "Sales Administration Fee"). The Sales Administration Fee shall be borne by the Indemnifying Stockholders.

               (viii)   Any liquidation of Escrow Shares pursuant to this
     Section 2(b), shall not alter the Percentage Interests of the respective Indemnifying Stockholders with respect to the remaining Escrow Shares (if any), and they shall be deemed likewise to have the same respective Percentage Interests in any cash proceeds received from a sale of Escrow Shares (and any investment earnings thereon) held in the Escrow Account from time to time.

               (ix) Notwithstanding any term hereof to the contrary, and whether or not expressly stated herein, whenever any provision of this Agreement provides for the distribution or application of the Escrow Property, such distribution or application shall first be made or taken from any cash, including investment earnings thereon, then held in the Escrow Account received from the proceeds of the sale of Escrow Shares as having a Value (as defined in Section 4 below) equal to such distribution or application, and thereafter from any remaining Escrow Shares having a value equal to such distribution or application.

               (x) With respect to any cash proceeds held in the Escrow Account from time to time (and the investment thereof, as provided above):

          (A) Tax Reporting.  For tax reporting purposes, all interest or other
              -------------
          income earned from the investment of the Escrow Property in any tax year shall be reported as allocable to the Indemnifying Stockholders on a pro rata basis according to their Percentage Interests;

          (B) Certification of Taxpayer Identification Number.  The Indemnifying
              -----------------------------------------------
          Stockholders shall provide a certified tax identification number by signing and returning a Form W-9 (or Form W-8, in case of non-U.S. persons) to the Escrow Agent prior to the earlier of 30 days after the date of this Agreement or the date on which any income earned on the investment of any sale proceeds held as part of the Escrow Property is credited to the Escrow Account. The Indemnifying Stockholders understand that, in the event their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require the withholding of a portion of any interest or other income earned on the investment of the Escrow Property.

          (C) Tax Indemnification.  The Indemnifying Stockholders agree, jointly
              -------------------
          and severally, (1) to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to any payment or distribution of the Escrow Property or performance of other activities under this Agreement, withholding and other taxes, assessments or other governmental reporting that may be required under any laws or regulations that may be applicable in connection with its acting as Escrow Agent under this Agreement, (2) to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, and to instruct the Escrow Agent with respect to any certifications and governmental reporting that may be required under any laws or regulations that may be applicable in connection with its acting as Escrow Agent under this Agreement and (3) to indemnify and hold the Escrow Agent harmless from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against the Escrow Agent in connection with or relating to any payment made or other activities performed under the terms of this Agreement, including without limitation any liability for the withholding or deduction of (or the failure to withhold or deduct) the same, and any liability for failure to obtain proper certifications or to report properly to governmental authorities in connection with this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

          (c) Indemnification.  The Indemnifying Stockholders have agreed in
              ---------------
Article VI of the Merger Agreement to indemnify and hold harmless the Buyer from and against specified Damages (as defined in Section 6.1 of the Merger Agreement). The Escrow Property shall be security for such indemnity obligation of the Indemnifying Stockholders, subject to the limitations, and in the manner provided, in this Agreement.

          (d) Voting of Shares.  Each Indemnifying Stockholder shall have the
              ----------------
right to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to such Indemnifying Stockholder's Percentage Interest, as it may be amended pursuant to Section 2(b)(i), unless and until such Escrow Shares are sold pursuant to Section 2(b)(ii), and the Escrow Agent shall comply with any such written instructions (and the Escrow Agent shall have no liability for any action so taken). In the absence of such instructions, the Escrow Agent shall not vote any of the Escrow Shares and the Escrow Agent shall otherwise be under no obligation to preserve, protect, exercise or enforce rights in the Escrow Shares. Neither the Escrow Agent nor the Indemnification Representative shall be under any obligation to solicit consents or proxies from the Indemnifying Stockholders for purposes of any such vote.

          (e) Transferability.  The respective interests of the Indemnifying
              ---------------
Stockholders in the Escrow Property shall not be assignable or transferable, other than (i) by operation of law or (ii) in connection with the assignment or transfer to a partner, stockholder, member or affiliate of the Indemnifying Stockholder, provided each such transferee agrees in a written instrument delivered to the Escrow Agent and the Buyer to be bound by the provisions of this Agreement as an Indemnifying Stockholder. Notice of any assignment or transfer shall be given to the Escrow Agent and the Buyer, and no assignment or transfer shall be valid until such notice is given.

     3.  Distribution of Escrow Property.
         -------------------------------

          (a) The Escrow Agent shall distribute the Escrow Property only in accordance with (i) a written instrument delivered to the Escrow Agent that is executed by both the Buyer and the Indemnification Representative and that instructs the Escrow Agent as to the distribution of some or all of the Escrow Property, (ii) an order of a court of competent jurisdiction, a copy of which is delivered to the Escrow Agent by either the Buyer or the Indemnification Representative, that instructs the Escrow Agent as to the distribution of some or all of the Escrow Property, or (iii) the provisions of Section 3(b) below.

          (b) Subject to the provisions of this Section 3(b) and Section 3(c) below, within five business days after the first anniversary of the date of this Agreement (the "Termination Date"), the Escrow Agent shall distribute to the Indemnifying Stockholders (pro rata, as nearly as practicable, according to their respective Percentage Interests) all of the Escrow Property, including the Escrow Shares then held in escrow by, (x) in the case of any cash (from the proceeds of the sale of any Escrow Shares or investment earnings thereon), payment to the Indemnifying Stockholders according to Attachment A, or (y) in the case of Escrow Shares, making delivery of the Escrow Shares then held by the Escrow Agent to the transfer agent of the Buyer duly endorsed for transfer (or accompanied by an appropriate executed transfer instrument) with written instruction to the transfer agent of the Buyer to transfer and re-issue such Escrow Shares to and among the Indemnifying Stockholders (according to their respective Percentage Interests) and to make delivery thereof to them at their addresses (as provided in Section 10), or as any such Indemnifying Stockholder otherwise may instruct. Notwithstanding the foregoing, if (i) prior to the Termination Date the Buyer has delivered to the Escrow Agent a written notice of a claim (a "Claim Notice"), which states that it is made pursuant to Article VI of the Merger Agreement and sets forth a specified dollar amount with regard to the claim covered thereby, and by the time it is to make a distribution to the Indemnifying Stockholders pursuant to this paragraph the Escrow Agent has not received from the Buyer written notice of the resolution of the claim covered thereby, or (ii) prior to the Termination Date the Buyer has delivered to the Escrow Agent a written notice of an expected claim (an "Expected Claim Notice"), which states that it is made pursuant to Article VI of the Merger Agreement and sets forth a specified dollar amount with regard to the estimated amount of damages covered thereby, and by the time it is to make a distribution to the Indemnifying Stockholders pursuant to this paragraph the Escrow Agent has not received from the Buyer written notice of the resolution of the anticipated claim covered thereby, the Escrow Agent shall retain in escrow after the Termination Date (A) the amount of all cash received, including investment earnings thereon, from the proceeds of the sale of that number of Escrow Shares having a Value, (B) the number of Escrow Shares as having a Value, or (C) any combination thereof, equal to the aggregate amount of the claims set forth in each Claim Notice and estimated damages set forth in each Expected Claim Notice (such aggregate amount, as set forth therein, the "Claimed Amount"), up to the total number of the Escrow Shares and/or the total amount of other Escrow Property then held hereuner. Any Escrow Property so retained in escrow shall be distributed only in accordance with the terms of clauses (i) or (ii) of
Section 3(a) above.

          (c) Any distribution of all or a portion of the Escrow Shares to the Indemnifying Stockholders shall be made by delivery of stock certificates to the transfer agent of the Buyer duly endorsed and with instruction for transfer and delivery, as provided in the first sentence of Section 3(b) above, and any distribution of other Escrow Property shall be to the Indemnifying Stockholders at their respective addresses provided in Section 10 hereof, in each case in accordance with (as nearly as practicable) their respective Percentage Interests; provided, however, that the Escrow Agent shall withhold the
           --------  -------
distribution of the portion of the Escrow Property otherwise distributable pursuant to Section 3(b) above to an Indemnifying Stockholder who has not, according to a written notice provided by the Buyer to the Escrow Agent, prior to such distribution, surrendered pursuant to the terms of the Merger Agreement his, her or its stock certificates formerly representing shares of stock of the Company; and provided further that Attachment A shall be appropriately revised
             -------- -------
by the Buyer by written notice to the Escrow Agent in the event the Buyer deposits Additional Shares with the Escrow Agent following the date of this Agreement. Any withheld Escrow Property shall be delivered to the Buyer or the transfer agent of the Buyer, as the case may be, promptly after the Termination Date, and shall be delivered by the Buyer or the transfer agent of the Buyer, as the case may be, to the Indemnifying Stockholders to whom such cash or shares would have otherwise been distributed upon surrender of their Company stock certificates. Upon receipt of Escrow Shares endorsed for transfer and with instructions from the Escrow Agent for distribution to Indemnifying Stockholders so provided above, the transfer agent of the Buyer shall make such distributions to the Indemnifying Stockholders by mailing stock certificates to such holders at their respective addresses shown on Attachment A (or such other address as
                                       ------------
may be provided in writing to the transfer agent of the Buyer by the Escrow Agent or by any such holder). No fractional Escrow Shares shall be distributed to Indemnifying Stockholders pursuant to this Agreement. Instead, the number of shares that each Indemnifying Stockholder shall receive shall be rounded up or down to the nearest whole number (provided that the Indemnification Representative shall have the authority to effect the rounding in such a manner that the total number of whole Escrow Shares to be distributed equals the number of Escrow Shares then held in the Escrow Account).

     4.  Valuation of Escrow Shares.  For purposes of this Agreement, the
         --------------------------
"Value" of any Escrow Shares shall be $_____ per share [the average of the last reported sale prices per share of common stock of the Buyer Common Stock on the Nasdaq National Market over the five consecutive trading days ending on the date of this Agreement], multiplied by the number of such Escrow Shares.

     5.  Fees and Expenses of Escrow Agent.
         ---------------------------------

          (a) The Buyer agrees (i) to pay or reimburse the Escrow Agent for its attorney's fees and expenses incurred in connection with the preparation of this Agreement and (ii) to pay the Escrow Agent's acceptance fee and up to $3,500 per year of the annual escrow fee in accordance with the fee schedule set forth on Attachment B, which may be subject to change hereafter on an annual basis.
------------

          (b) The Indemnifying Stockholders agree, jointly and severally, to pay or reimburse the Escrow Agent on demand for any portion of the annual escrow fee not required to be paid by the Buyer (including the $35 per Indemnifying Stockholder per year), the wire transfer fees, extraordinary administrative expenses and out of pocket expenses in accordance with the fee schedule set forth on Attachment B.
         ------------

          (c) Each of the Buyer and the Indemnifying Stockholders (collectively, the "Interested Parties") agrees, jointly and severally, to pay any legal fees and expenses incurred by the Escrow Agent in connection with resolution of any claim by any party hereunder. Without altering or limiting the joint and several liability of any of the Interested Parties to the Escrow Agent under this Section 5(c), each of the Interested Parties agrees as between themselves that they shall share, one-half to be borne by the Buyer and one-half to be borne by the Indemnifying Stockholders (and, as among them, according to their Percentage Interests) all amounts payable to the Escrow Agent pursuant to this
Section 5(c).

     6.  Limitation of Escrow Agent's Liability.
         --------------------------------------

          (a) The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction (including without limitation wire transfer instructions), consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own willful misconduct or gross negligence. The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement. In all questions arising under the Escrow Agreement, the Escrow Agent may rely on the advice of counsel (which may include in-house counsel), and the Escrow Agent shall not be liable to anyone for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages.

          (b) The Interested Parties agree, jointly and severally, to indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense (including, without limitation, attorneys fees and expenses) incurred without gross negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its appointment hereunder on the carrying out of its duties hereunder. As among themselves, Interested Parties agree that the Buyer, on the one hand, and the Indemnifying Stockholders, on the other hand, shall each be liable for one-half of such amounts. The foregoing indemnification and agreements to hold harmless shall survive the termination of this Agreement.

          (c) Each of the Interested Parties acknowledges and agrees that the Escrow Agent (i) shall not be responsible for any of the agreements referred to or described herein (including without limitation the Merger Agreement), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, (ii) shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Escrow Agreement on its part to be performed, each of which are ministerial (and shall not be construed to be fiduciary) in nature, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of the Escrow Agent, (iii) shall have no liability for the actions or omissions of (or any delay by) any transfer agent of the Buyer in connection with the transfer, issuance or delivery of any Escrow Shares delivered to it pursuant to the terms hereof for re-issuance to the Indemnifying Stockholders, and (iv) shall be under no obligation to invest any cash dividends it may receive from the Escrow Shares at any time hereunder (provided, however, that the net proceeds received from the sale of any Escrow Shares pursuant to Section 2(b) shall be invested pursuant to Section 2(b)(iii)).

     7.  Liability and Authority of Indemnification Representative; Successors
         ---------------------------------------------------------------------
and Assignees.
-------------

          (a) The Indemnification Representative shall incur no liability to the Indemnifying Stockholders with respect to any action taken or suffered by them in reliance upon any note, direction, instruction, consent, statement or other documents believed by them to be genuinely and duly authorized, nor for other action or inaction except their own willful misconduct or gross negligence. The Indemnification Representative may, in all questions arising under the Escrow Agreement, rely on the advice of counsel and the Indemnification Representative shall not be liable to the Indemnifying Stockholders for anything done, omitted or suffered in good faith by the Indemnification Representative based on such advice.

          (b) In the event of the death or permanent disability of the Indemnification Representative, or his resignation as the Indemnification Representative, the initial successor Indemnification Representative shall be Barry Fidelman (the "Successor Indemnification Representative") currently residing (and having a notice address for purposes of Section 10 hereof) at _____________________. In the event of the death or permanent disability of the Successor Indemnification Representative, or his resignation or inability to serve as the Successor Indemnification Representative, another Successor

Indemnification Representative shall be elected by a majority vote of the Indemnifying Stockholders, with each such Indemnifying Stockholder (or his, her or its successors or assigns) to be given a vote equal to the number of votes represented by the shares of stock of the Company held by such Indemnifying Stockholder immediately prior to the effective time of the Merger. Each successor to the Indemnification Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Indemnification Representative, and the term "Indemnification Representative" as used herein shall be deemed to include any successor Indemnification Representative.

          (c) The Indemnification Representative shall have full power and authority to represent the Indemnifying Stockholders, and their successors, with respect to all matters arising under this Agreement and all actions taken by any Indemnification Representative hereunder shall be binding upon the Indemnifying Stockholders, and their successors, as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, the Indemnification Representative shall have full power and authority to interpret all of the terms and provisions of this Agreement, to compromise any claims asserted hereunder and to authorize any release of the Escrow Property to be made with respect thereto, on behalf of the Indemnifying Stockholders and their successors.

          (d) Except as set forth in Section 2(d) hereof, the Escrow Agent may rely on the Indemnification Representative as the exclusive agent of the Indemnifying Stockholders under this Agreement and shall incur no liability to any party with respect to any action taken or suffered by it in reliance thereon.

          (e)  Set forth on Attachment A, attached hereto and made a part hereof
                            ------------
(subject to amendment from time to time pursuant to Section 3(c)) is the correct name, address, federal taxpayer identification number and Percentage Interest for each Indemnifying Stockholder.

     8.  Amounts Payable by Indemnifying Stockholders.  The amounts payable by
         --------------------------------------------
the Indemnifying Stockholders under this Agreement (i.e., the fees or expenses of the Escrow Agent payable pursuant to Section 5 and the indemnification obligations pursuant to Section 6(b)) shall be payable solely as follows. The Escrow Agent shall first be entitled to apply any and all cash held in or credited to the Escrow Account in payment of such amounts. If available cash held in the Escrow Account is not sufficient to pay such amount, the Escrow Agent shall promptly notify the Indemnification Representative of any such amount payable by the Indemnifying Stockholders and remaining unpaid, with a copy of such notice to the Buyer. On the sixth business day after the delivery of such notice, the Escrow Agent shall use the Escrow Property or undertake reasonable efforts to sell such number of Escrow Shares (up to the number of Escrow Shares then available in the Escrow Account), subject to compliance with all applicable securities laws, as is necessary to raise such amount, and shall be entitled to apply the Escrow Property and/or the proceeds of the sale of Escrow Shares in satisfaction of such payment or indemnification obligations of the Indemnifying Stockholders; provided that if the Indemnification Representative delivers to the Escrow Agent (with a copy to the Buyer), within five business days after delivery of such notice to the Indemnification Representative, a written notice contesting the legitimacy or reasonableness of such amount, then the Escrow Agent shall not sell Escrow Shares to raise the disputed portion of such claimed amount except in accordance with the terms of clauses (i) or (ii) of Section 3(a). Nothing herein shall impose or imply any limitation on the joint and several liability of any of the Interested Parties in respect of such amounts payable pursuant to Section 5 or
Section 6(b) to the extent provided in such sections; provided, however, that
                                                      --------  -------
notwithstanding any term hereof to the contrary, in the event the Buyer or any Indemnifying Stockholder shall thereafter become entitled to a release of Escrow Shares under the terms of this Agreement, the Escrow Agent may withhold such distribution until such disputed amounts are paid or otherwise resolved.

     9.  Termination.  This Agreement shall terminate upon the distribution by
         -----------
the Escrow Agent of all of the Escrow Property in accordance with this Agreement; provided that the provisions of Sections 6 and 7 shall survive such termination.

     10.  Notices.  All notices, instructions and other communications given
          -------
hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service; provided, however, that in no event shall any notice, instruction or communication be deemed to have been received by the Escrow Agent unless and until actually received by it.

     If to the Buyer:

               Open Market, Inc.
               One Wayside Road
               Burlington, MA  01803
               Attn:  Gary Eichhorn and Paul Esdale

               with a copy to:

               Hale and Dorr LLP
               60 State Street
               Boston, MA  02109
               Attn:  Jeffrey N. Carp, Esq.

     If to the Indemnification Representative:



               Jarrett Collins
               ___________________________
               ___________________________

               with a copy to:

               ___________________________
               ___________________________
               ___________________________
               Attn:  _____________________

If to the Escrow Agent:

               State Street Bank and Trust Company
               Global Investor Services Group
               Corporate Trust
               2 Avenue de Lafayette
               Boston, MA  02111-1724
               Attn:  Open Market/FutureTense Escrow

     If to any Indemnifying Stockholder: to the address set forth on Attachment A, attached hereto.

     Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section 10.

     11.  Successor Escrow Agent.  In the event the Escrow Agent becomes
          ----------------------
unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering a resignation to the parties to this Escrow Agreement, not less than 60 days prior to the date when such resignation shall take effect. The Buyer may appoint a successor Escrow Agent without the consent of the Indemnification Representative so long as such successor is a bank with assets of at least $500 million, and may appoint any other successor Escrow Agent with the consent of the Indemnification Representative, which shall not be unreasonably withheld. If, within such notice period, the Buyer provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of any Escrow Property then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrow Property to such designated successor. If no successor Escrow Agent is named as provided in this Section 11 prior to the date on which the resignation of the Escrow Agent is to properly take effect, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor Escrow Agent.

     12.  General.
          -------

          (a) Governing Law; Assigns.  This Agreement shall be governed by and
              ----------------------
construed in accordance with the internal laws of the Commonwealth of Massachusetts without regard to conflict-of-law principles and shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

          (b) Counterparts.  This Agreement may be executed in two or more
              ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (c) Entire Agreement.  Except for those provisions of the Merger
              ----------------
Agreement referenced herein, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

          (d) Waivers.  No waiver by any party hereto of any condition or of any
              -------
breach of any provision of this Escrow Agreement shall be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

          (e) Amendment.  This Agreement may be amended only with the written
              ---------
consent of the Buyer, the Escrow Agent and the Indemnification Representative.

          (f) Consent to Jurisdiction and Service.  The parties hereby
              -----------------------------------
absolutely and irrevocably consent and submit to the jurisdiction of the courts in the Commonwealth of Massachusetts and of any Federal court located in said Commonwealth in connection with any actions or proceedings brought against any party hereto by the Escrow Agent arising out of or relating to this Escrow Agreement. In any such action or proceeding, the parties hereby absolutely and irrevocably waive personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agree that the service thereof may be made by certified or registered first-class mail directed to such party, at their respective addresses in accordance with Section 10 hereof.

          (g) Dispute Resolution.  It is understood and agreed that should any
              ------------------
dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Property, or should any claim be made upon the Escrow Agent or the Escrow Property by a third party, the Escrow Agent upon receipt of notice of such dispute or claim is authorized and shall be entitled (at its sole option and election) to retain in its possession without liability to anyone, all or any of the Escrow Property until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to Escrow Property.

          (h) Force Majeure.  The Escrow Agent shall not be responsible for
              -------------
delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

          (i) Binding Effect. This Agreement shall be binding upon the
              --------------
respective parties hereto and their heirs, executors, successors and assigns.

     (j) Reproduction of Documents.  This Agreement and all documents relating
         -------------------------
thereto, including without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.



                 [Remainder of page intentionally left blank]

                                  ATTACHMENT A
                                  ------------

--------------------------------------------------------------------------------

INDEMNIFYING                                  FEDERAL TAXPAYER
STOCKHOLDER              ADDRESS                 I.D NUMBER          PERCENTAGE

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                 ATTACHMENT B
                                 ------------

                                 FEE SCHEDULE
                                 ------------

Acceptance Fee
--------------

     An acceptance fee in the amount of $1,000 shall be payable to the Escrow Agent upon acceptance of its appointments under the Agreement.

Annual Escrow Fee
-----------------

     An annual fee for ordinary services shall be payable in an amount equal to the sum of (i) $3,500 per year or any part of a year, plus (ii) $35 per Indemnifying Stockholder per year or any part of a year (the "Annual Fee"). The Annual Fee shall be due and payable in advance, upon signing of the Escrow Agreement; thereafter upon each anniversary date. The Annual Fee shall be subject to adjustment by the Escrow Agent annually, upon notice.

Wire Transfer Fees
------------------

     A wire transfer fee of $20.00 per wire shall be charged for each outgoing wire transfer.

Extraordinary Administrative Expenses
-------------------------------------

     In addition to the Annual Fee, fees for extraordinary services will be determined and charged by appraisal. Such services may include, but are not limited to, additional responsibilities and services incurred in case of default, or dispute or third party claim upon the escrow fund.

Out of Pocket Expenses
----------------------

     Out of pocket expenses, such as but not limited to counsel fees and expenses, telephone, postage, insurance, shipping charges, outside investment charges and supplies, will be charged at cost.